Exhibit 99.1

MEDIA CONTACT: Ed Markey 330-796-8801 ANALYST CONTACT: Christina Zamarro 330-796-1042 FOR IMMEDIATE RELEASE

Goodyear Reports First Quarter 2020 Results

—	First quarter results significantly affected by COVID-19 pandemic

—	Cash and available liquidity of $3.6 billion following successful U.S. credit facility refinancing

—	Favorable trend in price versus raw material costs continues

—	Global manufacturing facilities resuming production during late April / early May

—	Industry conditions continue improving in China

AKRON, Ohio, April 30, 2020 – The Goodyear Tire & Rubber Company today reported results for the first quarter of 2020.

“Our first quarter results were affected significantly by the sharp declines in demand in the wake of the COVID-19 pandemic,” said Richard J. Kramer, chairman, chief executive officer and president. “We are taking necessary measures to ensure the health and safety of our associates and to safeguard our business, while continuing to serve our customers and support essential services,” he added.

“While this unprecedented crisis continues to disrupt our business and the broader automotive industry, I am confident we will emerge from this crisis in a strong position,” said Kramer. “We have taken swift actions to aggressively reduce expenses and investment levels, while at the same time continuing to focus on our strategic priorities. I would like to thank all of our associates for their hard work and dedication during this challenging period to ensure we are well positioned when the economy recovers,” added Kramer.

Goodyear’s first quarter 2020 sales were $3.1 billion, down 15% from a year ago. The decline was driven by lower industry volume, which was significantly impacted by the COVID-19 pandemic, and unfavorable foreign currency translation. These factors were partially offset by improvements in price/mix.

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Tire unit volumes totaled 31.3 million, down 18% from the prior year’s period. Replacement tire shipments declined 16%, driven by a severe contraction in industry demand following shelter-in-place mandates and sharp declines in consumer confidence. Original equipment unit volume decreased 21%, driven by declines in OE demand after global auto manufacturers suspended vehicle production in response to the rapid spread of COVID-19.

Goodyear’s first quarter 2020 net loss was $619 million ($2.65 per share) compared to a net loss of $61 million (26 cents per share) a year ago. The increase in net loss was driven by discrete tax charges, a decline in segment operating income, and a non-cash goodwill impairment charge, partially offset by lower rationalization charges.

Discrete tax items include a charge of $295 million related to a valuation allowance on certain deferred tax assets for foreign tax credits. The company also recorded a non-cash impairment charge of $182 million to reduce the carrying value of goodwill in its EMEA business unit as a result of weaker industry conditions resulting from the ongoing COVID-19 pandemic.

First quarter 2020 adjusted net loss was $140 million (60 cents per share), compared to adjusted net income of $45 million (19 cents per share) in 2019. Per share amounts are diluted.

The company reported a segment operating loss of $47 million in the first quarter of 2020, down $237 million from a year ago. The decline primarily reflects lower volume and lower factory utilization. Segment operating income includes an unfavorable impact of approximately $65 million due to lower factory utilization and other period costs related to suspending production at its manufacturing facilities.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income (Loss) and Margin; Adjusted Net Income (Loss); and Adjusted Diluted Earnings (Loss) per Share, reflecting the impact of certain significant items on the 2020 and 2019 periods.

Business Segment Results

Americas

	First Quarter
(in millions)	2020	2019
Tire Units	14.5	16.7
Net Sales	$1,673	$1,876
Segment Operating Income (Loss)	—	89
Segment Operating Margin	—	4.7%

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Americas’ first quarter 2020 sales of $1.7 billion were 11% lower than in the previous year, driven by lower volume and unfavorable foreign currency translation, partially offset by improvements in price/mix. Tire unit volume declined 13%. Replacement tire shipments decreased 14%, driven by declines in the U.S. and Canada. Original equipment unit volume declined 10%, reflecting lower vehicle production, including the impact of the COVID-19 pandemic.

Americas’ operating results for the first quarter of 2020 were breakeven, an $89 million decrease compared to the prior year. The decline was driven by lower volume and lower factory utilization. These factors were partially offset by improvements in price/mix and favorable raw material costs.

Europe, Middle East and Africa

	First Quarter
(in millions)	2020	2019
Tire Units	11.6	14.4
Net Sales	$995	$1,221
Segment Operating Income (Loss)	(53)	54
Segment Operating Margin	(5.3)%	4.4%

Europe, Middle East and Africa’s first quarter 2020 sales decreased 19% from last year to $1.0 billion, primarily attributable to lower volume and unfavorable foreign currency translation, partially offset by improvements in price/mix. Tire unit volume decreased 20%. Replacement tire shipments fell 18%, driven by decreased industry demand and the planned impact of the company’s initiative to align distribution in Europe. Original equipment unit volume decreased 23%, given lower vehicle production as a result of COVID-19.

First quarter 2020 segment operating loss of $53 million was down $107 million from the prior year’s quarter, driven by reduced volume and higher conversion costs, including the impact of lower factory utilization.

Asia Pacific

	First Quarter
(in millions)	2020	2019
Tire Units	5.2	6.9
Net Sales	$388	$501
Segment Operating Income	6	47
Segment Operating Margin	1.5%	9.4%

Asia Pacific’s first quarter 2020 sales decreased 23% to $0.4 billion, primarily due to lower volume. Tire unit volume declined 24%. Original equipment unit volume declined 34%, driven by declines in China and India, primarily reflecting lower industry demand resulting from the COVID-19 pandemic. Replacement tire shipments decreased 17%, driven by lower industry demand in China and India.

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First quarter 2020 segment operating income was $6 million, compared to $47 million last year. The decline reflects lower volume and reduced price/mix, partially offset by favorable raw material costs.

The company noted that operating conditions are gradually strengthening in China, with nearly all of its major distributor and retail customers able to serve customers and with light vehicle sales steadily improving.

COVID-19 Impact on Production

Goodyear continues to evaluate its production plans around the world in light of the COVID-19 pandemic. Most of the company’s manufacturing facilities in the Americas and Europe, as well as several of its tire plants in Asia, were closed to protect the safety and well-being of its associates and conserve cash.

The company plans a phased restart of production during the second quarter, which began earlier this month with some of its commercial truck tire facilities in the U.S. and Europe. The company expects the majority of its manufacturing facilities to resume operations by the end of May. Decisions regarding production will be based on an evaluation of market demand signals, inventory and supply levels, as well as the company’s ability to safeguard the health of its associates.

The company’s plant in Pulandian, China is operating with 100% of its workforce, but is not yet operating at full capacity. The facility is expected to continue ramping up production during the second quarter.

Throughout the COVID-19 pandemic, Goodyear has prioritized the health and well-being of its associates and the communities where it operates. The company is implementing new protocols covering employee screening and other protective measures recommended by the Centers for Disease Control and Prevention to ensure the safety and well-being of its associates as operations gradually resume.

Operational Response Actions

The company previously announced that it is taking actions to reduce operating costs and capital expenditures in response to the COVID-19 pandemic. These initiatives follow the company’s decision to temporarily close its manufacturing facilities in the Americas and Europe, which will reduce conversion costs, reduce inventory levels and preserve cash.

The company expects 2020 capital expenditures to be no more than $700 million. The company is also implementing actions to reduce payroll costs through a combination of furloughs, temporary salary reductions and salary deferrals covering over 9,000 of its corporate and business unit associates, including substantial salary reductions and deferrals for the company’s CEO, officers and directors.

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In addition, the company is reducing discretionary spending, including marketing and advertising expenditures. Together, these actions will help to mitigate the financial impact of lower industry demand as a result of COVID-19.

The company is also accelerating restructuring actions to further improve its cost structure and position the company for recovery. The company has recently reached a tentative bargaining agreement to permanently close its Gadsden, Alabama manufacturing facility as part of the company’s strategy to strengthen the competitiveness of its manufacturing footprint. The tentative bargaining agreement remains subject to approval by the membership of the local union. The company expects the closure will result in approximately $130 million of annual savings in 2021 when compared with 2019.

Credit Facility Refinancing

On April 9, 2020, the company refinanced its $2.0 billion asset-based revolving credit facility. The refinancing included extending the maturity to 2025 and favorable adjustments to the borrowing base.

The covenants in the amended facility are substantially similar to those in the prior facility, and do not include any financial covenants unless the aggregate amount of cash and cash equivalents of Goodyear and its guarantor subsidiaries and the availability under the facility is less than $200 million.

As of March 31, 2020, and pro forma for the refinancing, the company had total liquidity of $3,598 million, including $971 million of cash and cash equivalents, compared to $3,543 million in total liquidity, including $860 million of cash at March 31, 2019.

Common Stock Dividend

As previously announced, the company has temporarily suspended its quarterly dividend in light of the increased uncertainty resulting from the COVID-19 pandemic. This action will preserve approximately $37 million of cash on a quarterly basis and provide added financial flexibility in the near-term.

Conference Call

Goodyear will hold an investor conference call at 8:15 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; and Darren R. Wells, executive vice president and chief financial officer.

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Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (877) 876-9173 or (785) 424-1667 before 8:00 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (888) 274-8335 or (402) 220-2327. The replay will also remain available on the website.

About Goodyear

Goodyear is one of the world’s largest tire companies. It employs about 63,000 people and manufactures its products in 47 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: the impact on us of the COVID-19 pandemic; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In millions, except per share amounts)	Three Months Ended
	March 31,
	2020	2019
NET SALES	$3,056	$3,598

Cost of Goods Sold	2,552	2,879
Selling, Administrative and General Expense	581	547
Goodwill Impairment	182	—
Rationalizations	9	103
Interest Expense	73	85
Other (Income) Expense	27	22

Income (Loss) before Income Taxes	(368)	(38)
United States and Foreign Tax Expense	249	6

Net Income (Loss)	(617)	(44)
Less: Minority Shareholders’ Net Income	2	17

Goodyear Net Income (Loss)	$(619)	$(61)

Goodyear Net Income (Loss) - Per Share of Common Stock
Basic	$(2.65)	$(0.26)

Weighted Average Shares Outstanding	234	232
Diluted	$(2.65)	$(0.26)

Weighted Average Shares Outstanding	234	232
Cash Dividends Declared Per Common Share	$0.16	$0.16

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	March 31,	December 31,
	2020	2019
Assets:
Current Assets:
Cash and Cash Equivalents	$971	$908
Accounts Receivable, less Allowance - $131 ($111 in 2019)	2,025	1,941
Inventories:
Raw Materials	589	530
Work in Process	87	143
Finished Products	2,243	2,178

	2,919	2,851
Prepaid Expenses and Other Current Assets	258	234

Total Current Assets	6,173	5,934
Goodwill	369	565
Intangible Assets	135	137
Deferred Income Taxes	1,261	1,527
Other Assets	941	959
Operating Lease Right-of-Use Assets	873	855
Property, Plant and Equipment, less Accumulated Depreciation – $10,324 ($10,488 in 2019)	6,939	7,208

Total Assets	$16,691	$17,185

Liabilities:
Current Liabilities:
Accounts Payable – Trade	$2,645	$2,908
Compensation and Benefits	470	536
Other Current Liabilities	648	734
Notes Payable and Overdrafts	691	348
Operating Lease Liabilities due Within One Year	191	199
Long Term Debt and Finance Leases due Within One Year	621	562

Total Current Liabilities	5,266	5,287
Operating Lease Liabilities	693	668
Long Term Debt and Finance Leases	5,212	4,753
Compensation and Benefits	1,254	1,334
Deferred Income Taxes	86	90
Other Long Term Liabilities	483	508

Total Liabilities	12,994	12,640

Commitments and Contingent Liabilities
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 233 million in 2020 and 2019	233	233
Capital Surplus	2,146	2,141
Retained Earnings	5,444	6,113
Accumulated Other Comprehensive Loss	(4,313)	(4,136)

Goodyear Shareholders’ Equity	3,510	4,351
Minority Shareholders’ Equity – Nonredeemable	187	194

Total Shareholders’ Equity	3,697	4,545

Total Liabilities and Shareholders’ Equity	$16,691	$17,185

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Three Months Ended
	March 31,
	2020	2019
Cash Flows from Operating Activities:
Net Income (Loss)	$(617)	$(44)
Adjustments to Reconcile Net Income (Loss) to Cash Flows from Operating Activities:
Depreciation and Amortization	196	193
Amortization and Write-Off of Debt Issuance Costs	2	4
Goodwill Impairment	182	—
Provision for Deferred Income Taxes	235	(23)
Net Pension Curtailments and Settlements	2	—
Net Rationalization Charges	9	103
Rationalization Payments	(73)	(18)
Net (Gains) Losses on Asset Sales	(1)	(5)
Operating Lease Expense	69	74
Operating Lease Payments	(66)	(71)
Pension Contributions and Direct Payments	(19)	(18)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(206)	(425)
Inventories	(170)	(93)
Accounts Payable - Trade	(106)	(71)
Compensation and Benefits	(57)	31
Other Current Liabilities	(30)	(11)
Other Assets and Liabilities	89	10

Total Cash Flows from Operating Activities	(561)	(364)
Cash Flows from Investing Activities:
Capital Expenditures	(211)	(221)
Short Term Securities Acquired	(6)	(31)
Short Term Securities Redeemed	4	31
Notes Receivable	(35)	(7)
Other Transactions	(9)	(16)

Total Cash Flows from Investing Activities	(257)	(244)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	629	571
Short Term Debt and Overdrafts Paid	(239)	(485)
Long Term Debt Incurred	2,188	1,850
Long Term Debt Paid	(1,600)	(1,223)
Common Stock Dividends Paid	(37)	(37)
Debt Related Costs and Other Transactions	(2)	(31)

Total Cash Flows from Financing Activities	939	645
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(59)	—

Net Change in Cash, Cash Equivalents and Restricted Cash	62	37
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	974	873

Cash, Cash Equivalents and Restricted Cash at End of the Period	$1,036	$910

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income (Loss) is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income (Loss) as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income (Loss) divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income (Loss) and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income (Loss) is Goodyear Net Income (Loss) and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income (Loss) by Net Sales).

Adjusted Net Income (Loss) is Goodyear Net Income (Loss) as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted Earnings (Loss) Per Share is the company’s Adjusted Net Income (Loss) divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share to the most directly comparable U.S. GAAP financial measures.

Segment Operating Income (Loss) and Margin Reconciliation Table

	Three Months Ended
	March 31,
(In millions)	2020	2019
Total Segment Operating Income (Loss)	$(47)	$190
Goodwill Impairment	(182)	—
Rationalizations	(9)	(103)
Interest Expense	(73)	(85)
Other Income (Expense)	(27)	(22)
Asset Write-offs and Accelerated Depreciation	(4)	—
Retained Expenses of Divested Operations	(2)	(3)
Other	(24)	(15)

Income (Loss) before Income Taxes	$(368)	$(38)
United States and Foreign Tax Expense	249	6
Less: Minority Shareholders Net Income	2	17

Goodyear Net Income (Loss)	$(619)	$(61)

Sales	$3,056	$3,598
Return on Sales	(20.3)%	(1.7)%
Total Segment Operating Margin	(1.5)%	5.3%

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Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

Reconciliation Tables

First Quarter 2020

(In millions, except EPS)	Income (Loss) Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted	Diluted EPS
As Reported	$(368)	$249	$2	$(619)	234	$(2.65)
Significant Items:
Discrete Tax Items		(290)		290		1.24
Goodwill Impairment	182	4		178		0.76
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	13	2		11		0.05

	195	(284)	—	479		2.05

As Adjusted	$(173)	$(35)	$2	$(140)	234	$(0.60)

First Quarter 2019
(In millions, except EPS)	Income (Loss) Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted*	Diluted EPS
As Reported	$(38)	$6	$17	$(61)	232	$(0.26)
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	103	18		85		0.36
Indirect Tax Settlements and Discrete Tax Items		(7)	(16)	23		0.10
Legal Claims Related to Discontinued Operations	5	1		4		0.02
Net Insurance Recovery from Hurricanes	(3)	(1)		(2)		(0.01)
Asset Sales	(5)	(1)		(4)		(0.02)

	100	10	(16)	106		0.45

As Adjusted	$62	$16	$1	$45	235	$0.19

*

Weighted Average Shares Outstanding – Diluted for the calculation of as-reported diluted EPS excludes 3 million weighted average shares outstanding for stock options and other securities that were anti-dilutive.

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